Exhibit 99.1

Corporate Resource Services Receives Extension to Regain Compliance with NASDAQ Listing Rules

NEW YORK, N.Y. — July 14, 2014 — Corporate Resource Services, Inc. (NASDAQ: CRRS), a diversified technology, staffing, recruiting and consulting services firm, today announced that NASDAQ has granted an exception to enable the Company to regain compliance with its filing requirements set forth in Listing Rules 5250(c)(1) (the "Rule").

On June 23, 2014, the Company submitted to NASDAQ its plan to regain listing compliance. On July 1, 2014, the Company filed its Form 10-K for the period ended January 3, 2014 but has not as yet filed its quarterly report on Form 10-Q for the period ended April 4, 2014. On July 9, 2014, the Company was notified that based on the review of the submission, an exception was granted to enable the Company to regain compliance with the Rule. The exception requires the Company to file on or before September 29, 2014 all delinquent reports, as required by the Rule. The Company continues to work diligently on executing its plan to regain compliance with the NASDAQ Listing Rule within the timeframe of the exception granted by NASDAQ. In the event the Company does not satisfy the terms, NASDAQ will provide written notification that its securities will be delisted. At that time, the Company may appeal NASDAQ's determination to a Hearings Panel.

About Corporate Resource Services, Inc.

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services. The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today’s ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise. The Company operates 244 staffing and on-site facilities in 42 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380